Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-263572) of United States 12 Month Natural Gas Fund, LP (the “Fund”) of our report dated March 4, 2026, with respect to the statement of financial condition of the Fund, including the schedule of investments, as of December 31, 2025, and the related statements of operations, changes in partners’ capital, and cash flows for the year then ended, which appears in this Form 10-K, and to the reference to our Firm as “Experts” in such Registration Statement.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 4, 2026

COHEN & COMPANY, LTD.

Registered with the Public Company Accounting Oversight Board

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